Exhibit 99.1

News Release

LOCKHEED MARTIN NAMES RICK AMBROSE EXECUTIVE VICE PRESIDENT,

SPACE SYSTEMS AND SONDRA BARBOUR EXECUTIVE VICE PRESIDENT, IS&GS

Joanne Maguire and Linda Gooden to Retire

BETHESDA, Md., Jan. 24, 2013 – Lockheed Martin Corporation [NYSE: LMT] announced that its board of directors has approved the appointment of Rick F. Ambrose, 54, to executive vice president (EVP) of its Space Systems business, and Sondra L. Barbour, 50, to EVP of its Information Systems & Global Solutions (IS&GS) business. The appointments are effective April 1, and follow announcements that Joanne Maguire, 58, EVP, Space Systems, and Linda Gooden, 59, EVP, IS&GS, will retire.

“Joanne and Linda have made significant contributions to Lockheed Martin and our industry over their exceptional careers,” said Marillyn Hewson, chief executive officer and president. “Both are distinguished leaders whose vision, expertise and unwavering commitment to performance excellence have positioned Lockheed Martin for continued success. They leave strong legacies and we wish them the best in their retirements.”

Under Maguire’s leadership, the Space Systems business area has delivered several major national security space systems, notably the Space Based Infrared System, and expanded our role in space exploration with programs like Orion and Juno. She was the first woman to receive the prestigious International von Karman Wings Award, presented by the California Institute of Technology. And last year, she received the National Defense Industrial Association’s distinguished Peter B. Teets Space Division award.

During Gooden’s tenure, IS&GS has remained the top provider of information technology services to the U.S. government for 18 years and has expanded our government IT business into international markets. She was named Black Enterprise magazine’s 2009 100 Most Powerful Executives in Corporate America, and was appointed by President Barack Obama to the National Security Telecommunications Advisory Committee in 2010.

“Rick is a seasoned executive with more than 33 years of industry experience in roles of increasing responsibility, and a proven track record of understanding and delivering on our customers’ expectations,” said Hewson.

Ambrose joined Lockheed Martin in 2000 and is currently the vice president and deputy at Space Systems. Prior to his current assignment, he led the IS&GS-National business and has held various leadership positions in Space Systems and our former Mission Systems and Sensors business that will prove valuable as he moves the Space business forward. He has successfully managed complex organizations and has worked closely with defense, intelligence, civil and commercial customers throughout his career. Ambrose holds a bachelor’s degree in electrical engineering from DeVry Institute of Technology, a master’s degree in business administration from the University of Denver, and has attended the Wharton Executive Development Program.

“Sondra is a proven leader, whose distinguished 26-year career at Lockheed Martin has focused on defining our cyber security infrastructure and deploying large-scale technology solutions,” continued Hewson.

Barbour was appointed to her current position as senior vice president and chief information officer (CIO) in 2008. Previously she spent more than 20 years in IS&GS, where she served in program management, and as CIO and vice president of operations. In partnership with Gooden, Barbour helped define our new cyber security business, which offers integrated, multi-layer solutions to combat cyber threats for government and commercial customers. She has also led Lockheed Martin’s Corporate Shared Services and Corporate Internal Audit, where she worked across the enterprise to deploy scalable technology and operational efficiency solutions. She holds a bachelor’s degree in computer science and accounting from Temple University.

“These new leadership assignments demonstrate the value of our robust succession and leadership development programs. Rick and Sondra are talented, well-rounded and experienced business leaders, and I am confident that they will help us remain focused on delivering for our customers and growing the business,” concluded Hewson.

Headquartered in Bethesda, Md., Lockheed Martin is a global security and aerospace company that employs about 120,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration, and sustainment of advanced technology systems, products, and services. The Corporation’s net sales for 2012 were $47.2 billion.

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Media Contacts:

Jennifer Whitlow, 301-897-6352, jennifer.m.whitlow@lmco.com

Jennifer Allen, 301-897-6308, jennifer.l.allen@lmco.com